Exhibit 99.1

CENDANT REPORTS RESULTS FOR SECOND QUARTER 2005

2Q 2005 EPS from Continuing Operations Was $0.37

2Q 2005 Revenue Increased 8% to $4.7 Billion versus $4.4 Billion in 2Q 2004

2Q 2005 Net Cash Provided by Operating Activities Was $1.0 Billion

2Q 2005 Free Cash Flow Was $702 Million

Company Announces Intent to Double Share Repurchase Target to $2 Billion

New York, July 25, 2005 – Cendant Corporation (NYSE: CD) today reported results for second quarter 2005. Revenue totaled $4.7 billion, an increase of 8% over second quarter 2004, reflecting growth in the Company’s core real estate and travel services businesses. EPS from Continuing Operations was $0.37 and Net Income was $387 million.

Cendant’s President and Chief Financial Officer, Ronald L. Nelson, stated: “During the second quarter we benefited from continuing strength in our residential real estate businesses and improving trends in our travel operations, which not only enabled us to generate record second quarter revenues in virtually all of our business units, but also caused us to exceed our earnings per share projection.

“The underlying health of each of our businesses is clearly demonstrated by their organic revenue growth during the second quarter. EBITDA growth also was strong, despite our comparison to 2004 being challenged by a number of items, including the absence of earnings from our former mortgage business, an unusually robust real estate market in second quarter 2004 and the absence of certain one-time benefits recorded in our Travel Content and Real Estate divisions in 2004. Looking ahead to the second half of 2005 and full year 2006, we expect growth to accelerate as we begin to reap the benefits of the investments we have been making in our core businesses in 2005.

“We have also announced today that, concurrent with the close of the anticipated sale of our Marketing Services Division, we intend, subject to Board approval, to increase our common stock repurchase target from $1 billion during 2005 to $2 billion over the next 18 months.”

Second Quarter 2005 Results of Core Operating Segments
The following discussion of operating results focuses on revenue and EBITDA for each of our core operating segments. Revenue and EBITDA are expressed in millions.

Real Estate Services
(Consisting of the Company’s real estate franchise brands, brokerage operations, relocation services, settlement services and, subsequent to January 31, 2005, the mortgage origination venture with PHH Corporation)

	2005	2004	% change

Revenue	$2,043	$1,908	7%

EBITDA	$393	$383	3%

Revenue and EBITDA increased primarily due to growth in royalties earned by our real estate franchise businesses, commissions earned by our NRT real estate brokerage unit, and fees earned by Cendant Mobility, our relocation services business. Real estate franchise royalty revenue increased 13%, primarily due to a 14% increase in the average price of homes sold and a 2% increase in closed sides volume. Revenue generated by NRT increased 7% due to tuck-in acquisitions as well as organic growth resulting from a 13% increase in the average price of homes sold, partially offset by an expected 8% decline in closed sides volume reflecting unusually low inventories of homes for sale in the coastal regions where NRT is concentrated. Revenue generated by Cendant Mobility increased 18%, reflecting higher government homesale volume and an overall increase in transaction fees. In addition, year-over-year EBITDA comparisons were negatively impacted by the absence of the previously disclosed gain on the sale of non-core assets within our settlement services business recorded in second quarter 2004; by operating costs that were borne in 2004 by PHH; and by the timing of certain marketing campaigns and certain other expense increases incurred primarily to support growth in our brokerage and relocation services businesses.

Hospitality Services
(Consisting of the Company’s franchised lodging brands, timeshare exchange and vacation rental businesses)

	2005	2004	% change

Revenue	$367	$320	15%

EBITDA	$100	$120	(17%)

During the quarter, revenue increased in all of our hospitality services businesses. Revenue from RCI, our timeshare exchange business, increased 7%, reflecting a 6% increase in exchange and subscription fee revenue and a 19% increase in other timeshare points and rental transaction revenues. Revenue from our lodging business grew 12%, including a 7% increase in revenue per available room on an organic basis, the addition of Ramada International and an incremental $3 million of revenue from TripRewards. Revenue from our vacation rental business increased 38% due to the 2004 acquisitions of Landal GreenParks and Canvas Holidays Limited (without a material contribution to EBITDA due to the timing of the acquisitions) as well as organic growth in our remaining vacation rental businesses of 6%. The favorable impact of revenue growth on EBITDA was offset by $11 million of incremental investment in marketing programs, including TripRewards, and the timing of certain other expenses. EBITDA comparisons were also negatively impacted by the absence of a previously disclosed $15 million settlement of a lodging franchisee receivable recorded in second quarter 2004.

Timeshare Resorts
(Consisting of the Company’s timeshare sales and development businesses)

	2005	2004	% change

Revenue	$436	$381	14%

EBITDA	$73	$58	26%

Revenue and EBITDA increased primarily due to a 10% increase in tour volume and an 8% increase in average price per sales transaction partially offset by a 5% reduction in close rate. Tour flow and average price were enhanced by our expansion in premium destinations including Hawaii, Las Vegas and Orlando and the opening of new sales offices. In addition, revenue and EBITDA were positively impacted by increased consumer financing income and by proceeds received in connection with the disposal of a parcel of land that was no longer needed for development. The gain on the disposal of land was consistent with the Company’s previous forecast.

Vehicle Rental
(Consisting of the Company’s car and truck rental businesses)

	2005	2004	% change

Revenue	$1,224	$1,119	9%

EBITDA	$128	$140	(9%)

Revenue increased in our domestic and international car rental operations as well as our truck rental business. Car rental revenue grew 10% worldwide due to a 15% increase in rental day volume, which was partially offset by a 5% decrease in price. The reduced pricing resulted in part from the Company’s repositioning of Budget to be more competitive with other leisure-focused car rental brands, which in turn had a positive impact on rental day volume growth. In addition, pricing at both Avis and Budget was negatively impacted by higher industry-wide fleet levels. EBITDA, however, declined due to higher vehicle depreciation and other volume-related costs resulting from growth in our rental fleet to support increased demand and the absence of significant incentives from car manufacturers available in second quarter 2004. Excluding the impact of these incentives, the EBITDA margin would be consistent with the prior year period. Fleet costs are expected to rise throughout the balance of 2005 and into 2006 as the model year 2006 vehicles cycle into our inventory. In order to offset these increased vehicle costs in future periods, we recently raised our car rental pricing at both Avis and Budget. To date, these price increases appear to have been successful.

Travel Distribution Services
(Consisting of electronic global distribution services for the travel industry, corporate and consumer online travel services, and travel agency services)

	2005	2004	% change

Revenue	$661	$448	48%

EBITDA	$143	$118	21%

Revenue and EBITDA increased due to growth both in our online travel agency and other consumer travel businesses and in our Galileo GDS business. The acquisitions of Orbitz, Gullivers and ebookers contributed $202 million of revenue and $25 million of EBITDA, despite costs incurred to integrate these businesses. For the balance of 2005, these acquisitions are expected to contribute more than $125 million to EBITDA as synergies begin to be realized. Apart from these acquisitions, revenue in our owned travel agency businesses increased $14 million, or 40% organically, primarily driven by 47% growth in online gross bookings, substantially at CheapTickets.com, which also achieved higher margins. Revenue from GDS and Supplier Services grew $13 million, or 3%, primarily due to a 6% increase in global GDS segments and increased hosting services revenue, partially offset by a decline in domestic air yield. In addition, revenue and EBITDA comparisons were negatively impacted by $16 million and $4 million, respectively, due to the transfer of our membership travel business to the discontinued Marketing Services Division effective January 1, 2005. EBITDA comparisons were also negatively impacted by $10 million reduction in expenses in 2004 relating to a benefit plan change.

Recent Achievements and Strategic Initiatives
During the second quarter, the Company made progress toward its cash flow generation and share repurchase goals:

•	Generated Net Cash Provided by Operating Activities of $1 billion and Free Cash Flow of $702 million. Year-to-date, the Company generated Net Cash Provided by Operating Activities of $1.6 billion and Free Cash Flow of $916 million. For the full year 2005, the Company projects more than $3 billion of Net Cash Provided by Operating Activities and $1.8 to $2.0 billion of Free Cash Flow.

•	Utilized $229 million of cash for the repurchase of common stock ($158 million net of proceeds from option exercises). Year-to-date, the Company utilized $460 million of cash for the repurchase of common stock ($269 million net of proceeds from option exercises).

In addition, the Company has:

•	Received an upgrade of its senior debt rating from Standard & Poor’s, from BBB to BBB+.

•	Completed a substantial portion of the integration of Orbitz’ operations into Cendant’s, including the successful migration of CheapTickets.com to Orbitz’ technology platform, and made progress toward the integration of ebookers plc and

Gullivers Travel Associates consistent with the Company’s plans to rationalize those businesses and to achieve synergies.

•	Declared a quarterly dividend of $0.11 per share in the third quarter, a 22% increase versus the dividend previously paid to shareholders.

Other Items

•	Depreciation and Amortization – Second quarter 2005 results include $28 million of incremental depreciation and amortization related to the Orbitz, Gullivers and ebookers acquisitions. This amount exceeds the expected longer-term depreciation and amortization expense associated with these businesses, due to the impact of purchase accounting and integration activities.

•	Discontinued Operations – Includes income from the Company’s Marketing Services Division and, in prior periods, results of operations of the Company’s former Jackson Hewitt, Wright Express, fleet and appraisal units, which have been disposed.

Outlook
The Company’s outlook for the remainder of the year remains unchanged as the $0.02 per share of incremental earnings recorded in the second quarter is offset by a reduction in the range by $0.01 per share in each of the last two quarters. These reductions reflect anticipated increases in the Company’s costs for rental cars and the likely delay in receipt of a contractual payment, anticipated to be recorded in Corporate and Other, from the fourth quarter into 2006.

	Third	Fourth	Full
	Quarter	Quarter	Year

2005 EPS from Continuing Operations before Transaction Related Charges	$0.46-$0.50	$0.28-$0.32	$1.35-$1.42

2005 Transaction Related Charges(a)	-	-	($0.20)

2005 EPS from Continuing Operations(a)	$0.46-$0.50	$0.28-$0.32	$1.15-$1.22

2006 EPS from Continuing Operations			$1.62-$1.72

(a)	Includes a non-cash impairment charge of $0.17 per share in connection with the spin-off of PHH and a $0.03 per share charge related to restructuring activities and other transaction related costs, both of which were recorded in first quarter 2005.

The Company announced the following detailed financial projections for full year 2005:

(in millions)	Actual Full Year 2004	Projected Full Year 2005(a)

Revenue
Real Estate Services	$6,552	$7,150 – 7,350

Hospitality Services	1,340	1,500 – 1,575
Timeshare Resorts	1,544	1,650 – 1,725
Vehicle Rental	4,424	4,750 – 5,000

Total Travel Content	$7,308	$7,900 – 8,300

Travel Distribution Services	1,788	2,600 – 2,700

Total Travel	$9,096	$10,500 – 11,000

Total Core Operating Segments	$15,648	$17,650 – 18,350
Mortgage Services (b)	700	46
Corporate and Other	56	4 – 54

Total Company	$16,404	$17,700 – 18,450

EBITDA (c)
Real Estate Services	$1,131	$1,175 – 1,225

Hospitality Services	460	485 – 510
Timeshare Resorts	254	265 – 290
Vehicle Rental	467	450 – 500

Total Travel Content	$1,181	$1,200 – 1,300

Travel Distribution Services	466	640 – 670

Total Travel	$1,647	$1,840 – 1,970

Total Core Operating Segments	$2,778	$3,070 – 3,130
Mortgage Services (b) (d)	97	(181)
Corporate and Other	(66)	(180 – 150)
Depreciation and amortization (e)	(483)	(550 – 530)
Amortization of pendings/listings	(16)	(27 – 20)
Interest expense, net (e) (f)	(263)	(200 – 180)

Pretax income (c) (d)	$2,047	$1,932 – 2,069
Provision for income taxes	(674)	(710 – 760)
Minority interest	(8)	(2 – 4)

Income from continuing operations (c) (d)	$1,365	$1,220 – 1,305

Diluted weighted average shares outstanding (g)	1,064	1,070 – 1,060

(a)	Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.
(b)	Reflects the results of the Company’s former mortgage unit for the full year in 2004 but only for the month of January in 2005, due to the spin-off of PHH Corporation on January 31, 2005.
(c)	2005 includes approximately $54 million of pretax charges related to restructuring activities and other transaction related costs, approximately $51 million of which was recorded in the first six months of 2005.
(d)	2005 includes the previously disclosed non-cash impairment charge recorded in connection with the spin-off of PHH of $180 million ($0.17 per share).
(e)	Depreciation and amortization excludes amounts related to our assets under management programs, and interest expense excludes amounts related to our debt under management programs, both of which are already reflected in EBITDA.
(f)	2005 interest expense includes the reversal of $73 million of accrued interest in the first quarter related to a litigation settlement.
(g)	Diluted weighted average shares outstanding is expected to increase modestly in 2005 due primarily to the full-year impact of the settlement of the Upper DECS securities in August 2004, which resulted in the issuance of 38 million shares of Cendant common stock. Our diluted shares outstanding are expected to decrease throughout 2005 due to share repurchases. However, diluted shares outstanding may be influenced by factors outside of the Company’s control, including Cendant’s stock price.

Investor Conference Call
Cendant will host a conference call to discuss the second quarter results on Tuesday, July 26, 2005, at 11:00 a.m. (ET). Investors may access the call live at www.cendant.com or by dialing 913-981-5532. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on July 26, 2005 until midnight (ET) on August 2, 2005 at 719-457-0820, access code: 4681275.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

Forward Looking Statements
Statements about future results made in this release, including the projections and the statements attached hereto, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the period ended March 31, 2005.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

In connection with the disposition of the Marketing Services Division, the transaction is subject to a number of uncertainties and there can be no assurances that a transaction will be consummated during the time period expected by Cendant. The ability to enter into the transaction is subject to execution of definitive documentation relating to the transaction, the ability of such purchasers to finance the transaction, changes in the business or prospects of the Marketing Services Division and receipt of any necessary consents and/or regulatory approvals.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 9 to this release.

Media Contact:	Investor Contacts:
Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834

Henry A. Diamond 212-413-1920

# # #

Tables Follow

Table 1
(page 1 of 2)
Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Second Quarter
	2005	2004	% Change
Income Statement Items
Net Revenues	$4,735	$4,404	8%
Pretax Income (A)	588	633	(7%)
Income from Continuing Operations	392	420	(7%)
EPS from Continuing Operations (diluted)	0.37	0.40	(8%)

Cash Flow Items
Net Cash Provided by Operating Activities	$1,035	$592
Free Cash Flow (B)	702	565
Payments Made for Current Period Acquisitions,
Net of Cash Acquired	(1,111)	(175)
Net Debt Repayments	(64)	(1,106)
Net Repurchases of Common Stock	(158)	(161)
Payment of Dividends	(96)	(72)

	As of	As of
	June 30, 2005	December 31, 2004
Balance Sheet Items
Total Corporate Debt	$4,922	$4,330
Cash and Cash Equivalents	623	467
Total Stockholders’ Equity	11,234	12,695

Segment Results

	Second Quarter
	2005	2004	% Change
Net Revenues
Real Estate Services	$2,043	$1,908	7%

Hospitality Services	367	320	15%
Timeshare Resorts	436	381	14%
Vehicle Rental	1,224	1,119	9%

Total Travel Content	2,027	1,820	11%

Travel Distribution Services	661	448	48%

Total Travel	2,688	2,268	19%

Total Core Operating Segments	4,731	4,176	13%
Mortgage Services	-	217	*
Corporate and Other	4	11	*

Total Company	$4,735	$4,404	8%

EBITDA (C)
Real Estate Services	$393	$383	3%

Hospitality Services	100	120	(17%)
Timeshare Resorts	73	58	26%
Vehicle Rental	128	140	(9%)

Total Travel Content	301	318	(5%)

Travel Distribution Services	143	118	21%

Total Travel	444	436	2%

Total Core Operating Segments	837	819	2%
Mortgage Services	-	58	*
Corporate and Other	(36)	(39)	*

Total Company	$801	$838	(4%)

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$801	$838
Less: Non-program related depreciation and amortization	140	113
Non-program related interest expense, net	70	70
Early extinguishment of debt	-	18
Amortization of pendings and listings	3	4

Pretax Income (A)	$588	$633	(7%)

*	Not meaningful.

(A)
Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income to Net Income.

(B)	See Table 9 for a description of Free Cash Flow and Table 8 for the underlying calculations.

(C)	See Table 9 for a description of EBITDA.

Table 1
(page 2 of 2)
Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Six Months Ended June 30,
	2005	2004	% Change
Income Statement Items
Net Revenues	$8,612	$7,943	8%
Pretax Income (A)	767	929	(17%)
Income from Continuing Operations	454	620	(27%)
EPS from Continuing Operations (diluted)	0.42	0.59	(29%)

Cash Flow Items
Net Cash Provided by Operating Activities	$1,598	$938
Free Cash Flow (B)	916	827
Payments Made for Current Period Acquisitions,
Net of Cash Acquired	(1,504)	(275)
Net Debt Borrowings (Repayments)	533	(1,097)
Net Repurchases of Common Stock	(269)	(566)
Payment of Dividends	(192)	(144)

	As of	As of
	June 30, 2005	December 31, 2004
Balance Sheet Items
Total Corporate Debt	$4,922	$4,330
Cash and Cash Equivalents	623	467
Total Stockholders’ Equity	11,234	12,695

Segment Results

	Six Months Ended June 30,
	2005	2004	% Change
Net Revenues
Real Estate Services	$3,452	$3,124	10%

Hospitality Services	762	651	17%
Timeshare Resorts	805	731	10%
Vehicle Rental	2,312	2,120	9%

Total Travel Content	3,879	3,502	11%

Travel Distribution Services	1,213	900	35%

Total Travel	5,092	4,402	16%

Total Core Operating Segments	8,544	7,526	14%
Mortgage Services	46	370	*
Corporate and Other	22	47	*

Total Company	$8,612	$7,943	8%

EBITDA (C)
Real Estate Services	$554	$515	8%

Hospitality Services	225	246	(9%)
Timeshare Resorts	113	101	12%
Vehicle Rental	194	208	(7%)

Total Travel Content	532	555	(4%)

Travel Distribution Services	272	241	13%

Total Travel	804	796	1%

Total Core Operating Segments	1,358	1,311	4%
Mortgage Services (D)	(181)	59	*
Corporate and Other	(75)	(44)	*

Total Company	$1,102	$1,326	(17%)

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$1,102	$1,326
Less: Non-program related depreciation and amortization	276	224
Non-program related interest expense, net	53	147
Early extinguishment of debt	-	18
Amortization of pendings and listings	6	8

Pretax Income (A)	$767	$929	(17%)

*	Not meaningful.

(A)
Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income to Net Income.

(B)	See Table 9 for a description of Free Cash Flow and Table 8 for the underlying calculations.

(C)	See Table 9 for a description of EBITDA.

(D)	The 2005 amount includes a $180 million non-cash valuation charge associated with the PHH spin-off.

Table 2
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues
Service fees and membership, net	$3,501	$3,267	$6,258	$5,763
Vehicle-related	1,224	1,119	2,312	2,120
Other	10	18	42	60

Net revenues	4,735	4,404	8,612	7,943

Expenses
Operating	2,734	2,576	4,986	4,626
Vehicle depreciation, lease charges and interest, net	373	284	697	593
Marketing and reservation	456	382	880	737
General and administrative	359	322	695	656
Non-program related depreciation and amortization	140	113	276	224
Non-program related interest, net:
Interest expense, net	70	70	53	147
Early extinguishment of debt	-	18	-	18
Acquisition and integration related costs:
Amortization of pendings and listings	3	4	6	8
Other	10	2	21	5
Restructuring and transaction-related charges	2	-	51	-
Valuation charge associated with PHH spin-off	-	-	180	-

Total expenses	4,147	3,771	7,845	7,014

Income before income taxes and minority interest	588	633	767	929
Provision for income taxes	195	212	311	303
Minority interest, net of tax	1	1	2	6

Income from continuing operations	392	420	454	620
Income (loss) from discontinued operations, net of tax (*)	(9)	73	(15)	314
Gain (loss) on disposal of discontinued operations, net of tax:
PHH valuation and transaction-related charges	-	-	(312)	-
Gain on disposal	4	198	179	198

Net income	$387	$691	$306	$1,132

Earnings per share
Basic
Income from continuing operations	$0.37	$0.41	$0.43	$0.61
Income (loss) from discontinued operations	-	0.07	(0.01)	0.31
Gain (loss) on disposal of discontinued operations	-	0.20	(0.13)	0.19

Net income	$0.37	$0.68	$0.29	$1.11

Diluted
Income from continuing operations	$0.37	$0.40	$0.42	$0.59
Income (loss) from discontinued operations	(0.01)	0.07	(0.01)	0.29
Gain (loss) on disposal of discontinued operations	-	0.19	(0.13)	0.19

Net income	$0.36	$0.66	$0.28	$1.07

Weighted average shares outstanding
Basic	1,050	1,020	1,052	1,018
Diluted	1,072	1,053	1,075	1,056

(*)
Includes the results of operations of (i) the Company’s Marketing Services division, for which the Board of Directors formally approved a disposition plan in March 2005, (ii) the Company’s former fuel card business, Wright Express Corporation, through date of disposition (February 2005), (iii) the Company’s former fleet leasing and appraisal businesses through date of spin-off (January 2005) and (iv) in 2004, the Company’s former tax preparation business, Jackson Hewitt Tax Service Inc., through date of disposition (June 2004).

Table 3
(page 1 of 2)
Cendant Corporation and Subsidiaries
ORGANIC GROWTH BY SEGMENT
(In millions)

	REVENUES
	Second Quarter
	2005	2004	%*
Real Estate Services (A)	$1,985	$1,896	5%

Hospitality Services (B)	342	320	7%
Timeshare Resorts	436	381	14%
Vehicle Rental	1,224	1,119	9%

Total Travel Content	2,002	1,820	10%
Travel Distribution Services (C)	459	432	6%

Total Travel	2,461	2,252	9%

Total Core Operating Segments	$4,446	$4,148	7%

	EBITDA
	Second Quarter
	2005	2004	%*
Real Estate Services (A)	$385	$372	3%

Hospitality Services	100	120	(17%)
Timeshare Resorts	73	58	26%
Vehicle Rental	128	140	(9%)

Total Travel Content	301	318	(5%)
Travel Distribution Services (C)	119	113	5%

Total Travel	420	431	(3%)

Total Core Operating Segments	$805	$803	-

Reconciliation of Organic EBITDA to Pretax Income
Pretax Income (D)	$588	$633
Add: Non-program related depreciation and amortization	140	113
Non-program related interest expense, net	70	70
Early extinguishment of debt	-	18
Amortization of pendings and listings	3	4

Total Company EBITDA	801	838
Less: Mortgage Services	-	58
Corporate and Other	(36)	(39)

EBITDA for Total Core Operating Segments	837	819
Adjustments to arrive at Organic EBITDA for Total Core Operating Segments	(32)	(16)

Organic EBITDA for Total Core Operating Segments (per above)	$805	$803

*	Amounts may not calculate due to rounding in millions.

(A)
Includes a reduction to revenue growth of $46 million and an increase to EBITDA growth of $3 million primarily related to the acquisitions of significant real estate brokerage businesses during or subsequent to second quarter 2004 partially offset by the sale of certain non-core assets by our settlement services business in June 2004.

(B)
Includes a reduction to revenue growth of $25 million primarily related to the acquisitions of Landal GreenParks in May 2004, Canvas Holidays Limited in October 2004 and Ramada International, Inc. in December 2004.

(C)
Includes a reduction to revenue and EBITDA growth of $186 million and $19 million, respectively, primarily related to the acquisitions of Orbitz, Inc. in November 2004, ebookers plc in February 2005 and Gullivers Travel Associates in April 2005, partially offset by the transfer of the Company’s membership travel business to the discontinued Marketing Services division.

(D)	See Table 2 for a reconciliation of Pretax Income to Net Income.

Table 3
(page 2 of 2)
Cendant Corporation and Subsidiaries
ORGANIC GROWTH BY SEGMENT
(In millions)

	REVENUES
	Six Months Ended June 30,
	2005	2004	%*
Real Estate Services (B)	$3,330	$3,107	7%

Hospitality Services (C)	693	651	6%
Timeshare Resorts (D)	805	725	11%
Vehicle Rental	2,312	2,120	9%

Total Travel Content	3,810	3,496	9%
Travel Distribution Services (E)	897	869	3%

Total Travel	4,707	4,365	8%

Total Core Operating Segments	$8,037	$7,472	8%

	EBITDA			EBITDA Excluding Restructuring Charges
	Six Months Ended June 30,			Six Months Ended June 30,
	2005	2004	%*	2005 (A)	2004	%*
Real Estate Services (B)	$536	$499	7%	$541	$499	8%

Hospitality Services (C)	227	246	(8%)	232	246	(6%)
Timeshare Resorts (D)	113	96	18%	114	96	19%
Vehicle Rental	194	208	(7%)	202	208	(3%)

Total Travel Content	534	550	(3%)	548	550	(1%)
Travel Distribution Services (E)	237	236	-	248	236	5%

Total Travel	771	786	(2%)	796	786	1%

Total Core Operating Segments	$1,307	$1,285	2%	$1,337	$1,285	4%

Reconciliation of Organic EBITDA to Pretax Income
Pretax Income (F)	$767	$929		$767	$929
Add: Non-program related depreciation and amortization	276	224		276	224
Non-program related interest expense, net	53	147		53	147
Early extinguishment of debt	-	18		-	18
Amortization of pendings and listings	6	8		6	8

Total Company EBITDA	1,102	1,326		1,102	1,326
Less: Mortgage Services	(181)	59		(181)	59
Corporate and Other	(75)	(44)		(75)	(44)

EBITDA for Total Core Operating Segments	1,358	1,311		1,358	1,311
Adjustments to arrive at Organic EBITDA for Total Core Operating Segments	(51)	(26)		(21)	(26)

Organic EBITDA for Total Core Operating Segments (per above)	$1,307	$1,285		$1,337	$1,285

*	Amounts may not calculate due to rounding in millions.

(A)
Excludes restructuring charges of $5 million, $5 million, $1 million, $8 million and $11 million within the Real Estate Services, Hospitality Services, Timeshare Resorts, Vehicle Rental and Travel Distribution Services segments, respectively.

(B)
Includes a reduction to revenue and EBITDA growth of $105 million and $2 million, respectively, primarily related to the acquisition of Sotheby’s International Realty in February 2004, the acquisitions of significant real estate brokerage businesses during or subsequent to second quarter 2004 and a refinement during first quarter 2005 to how we estimate transactions that closed during the quarter when those transactions have not yet been reported to us by our franchisees partially offset by the sale of certain non-core assets by our settlement services business in June 2004.

(C)
Includes a reduction to revenue growth of $69 million and an increase to EBITDA growth of $2 million primarily related to the acquisitions of Landal GreenParks in May 2004, Canvas Holidays Limited in October 2004 and Ramada International, Inc. in December 2004.

(D)	Includes an increase to revenue and EBITDA growth of $6 million and $5 million, respectively, related to the sale of Equivest Capital in March 2004.

(E)
Includes a reduction to revenue and EBITDA growth of $285 million and $30 million, respectively, primarily related to the acquisitions of Orbitz, Inc. in November 2004, ebookers plc in February 2005, Gullivers Travel Associates in April 2005 and Flairview Travel in April 2004, partially offset by the transfer of the Company’s membership travel business to the discontinued Marketing Services division.

(F)	See Table 2 for a reconciliation of Pretax Income to Net Income.

Table 4
(page 1 of 2)
Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS (*)
(Revenue dollars in thousands)

	Second Quarter
	2005	2004	% Change
REAL ESTATE SERVICES SEGMENT

Real Estate Franchise
Closed Sides	521,471	512,247	2%
Average Price	$221,737	$195,346	14%
Royalty Revenue (A)	$141,553	$125,348	13%
Total Revenue (A)	$160,366	$140,093	14%

Real Estate Brokerage
Closed Sides	135,173	144,384	(6%)
Average Price	$470,404	$409,807	15%
Net Revenue from Real Estate Transactions	$1,638,710	$1,541,363	6%
Total Revenue	$1,654,855	$1,553,206	7%

Relocation
Transaction Volume	28,655	27,103	6%
Total Revenue	$135,108	$114,164	18%

Settlement Services
Purchase Title and Closing Units	42,954	43,344	(1%)
Refinance Title and Closing Units	12,776	18,417	(31%)
Total Revenue	$92,312	$100,710	(8%)

HOSPITALITY SERVICES SEGMENT

Lodging
RevPAR (B)	$31.91	$29.08	10%
Weighted Average Rooms Available (B)	511,998	510,696	-
Royalty, Marketing and Reservation Revenue (C)	$104,281	$97,959	6%
Total Revenue (C)	$128,953	$115,574	12%

RCI
Average Number of Subscribers	3,185,419	3,030,969	5%
Subscriber Related Revenue	$148,735	$137,995	8%
Total Revenue	$154,565	$144,245	7%

Vacation Rental Group (D)
Cottage Weeks Sold	246,002	242,102	2%
Total Revenue	$83,401	$60,567	38%

(*)
Certain of the 2004 amounts presented herein have been revised to reflect the new segment reporting structure and a new presentation of drivers. All comparable quarterly amounts for 2003 and 2004 are available on the Cendant website, which may be accessed at www.cendant.com.

(A)	Excludes $110 million and $104 million of intercompany royalties paid primarily by our NRT real estate brokerage business during the three months ended June 30, 2005 and 2004, respectively.

(B)
We acquired the Ramada International Hotels and Resorts trademark on December 10, 2004. The 2004 drivers do not include RevPAR and Weighted Average Rooms Available of Ramada International. On a comparable basis (excluding Ramada International from the 2005 amounts), RevPAR would have increased 7% and Weighted Average Rooms Available would have decreased 5%.

(C)	The 2005 amounts include the revenues of businesses acquired during or subsequent to second quarter 2004 and are therefore not comparable to the 2004 amounts.

(D)
We acquired Landal GreenParks on May 5, 2004. Revenue generated by Landal prior to acquisition is not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable. However, the number of cottage weeks sold for second quarter 2004 has been adjusted to include 42,402 cottage weeks sold by Landal so as to present comparable driver data.

Table 4
(page 2 of 2)
Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS (*)
(Revenue dollars in thousands)

	Second Quarter
	2005	2004	% Change
TIMESHARE RESORTS SEGMENT

Tours	250,231	227,070	10%
Total Revenue	$436,183	$381,000	14%

VEHICLE RENTAL SEGMENT

Car
Rental Days (000’s)	25,809	22,510	15%
Time and Mileage Revenue per Day	$36.13	$38.01	(5%)
Total Car Revenue	$1,079,129	$982,301	10%

Truck
Total Truck Revenue	$144,780	$136,521	6%

TRAVEL DISTRIBUTION SERVICES SEGMENT

Transaction Volume, by Region (000’s) (A)
United States	28,394	27,085	5%
International	47,804	45,059	6%
Transaction Volume, by Channel (000’s)
Traditional Agency	66,605	64,749	3%
Online (A)	9,593	7,395	30%

Online Gross Bookings ($000’s) (B)	$1,954,982	$1,618,697	21%
Offline Gross Bookings ($000’s) (B)	$161,478	$179,783	(10%)

GDS and Supplier Services Revenue (C)	$409,822	$396,399	3%
Owned Travel Agency Revenue (D)	$251,079	$51,172	391%

(*)
Certain of the 2004 amounts presented herein have been revised to reflect the new segment reporting structure and a new presentation of drivers. All comparable quarterly amounts for 2003 and 2004 are available on the Cendant website, which may be accessed at www.cendant.com.

(A)	Includes supplier link and merchant hotel transactions not booked through the Galileo GDS system.

(B)
We acquired Gullivers Travel Associates on April 1, 2005, ebookers plc on February 28, 2005 and Orbitz, Inc. on November 12, 2004. Revenue generated by these businesses prior to acquisition is not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable. However, the online gross bookings and offline gross bookings data for second quarter 2004 have been adjusted to include aggregate bookings of approximately $1.2 billion and $100 million, respectively, by ebookers and Orbitz so as to present comparable driver data. The bookings data for Gullivers have not been reflected in the 2005 or 2004 driver data.

(C)	We refer to this as our “Order Taker” business. Includes Galileo revenue of $401.3 million and $388.1 million for second quarter 2005 and 2004, respectively.

(D)	We refer to this as our “Order Maker” business, which is primarily comprised of Gullivers, ebookers, Orbitz, Flairview, Cheaptickets and Lodging.com.

Table 5
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$0.6	$0.5
Assets of discontinued operations	1.1	6.6
Other current assets	3.3	2.6

Total current assets	5.0	9.7

Property and equipment, net	1.7	1.7
Goodwill	12.2	11.1
Other non-current assets	4.3	5.4

Total assets exclusive of assets under programs	23.2	27.9

Assets under management programs	12.9	14.7

Total assets	$36.1	$42.6

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.3	$0.7
Liabilities of discontinued operations	0.8	5.3
Other current liabilities	4.9	4.4

Total current liabilities	7.0	10.4

Long-term debt	3.6	3.6
Other non-current liabilities	1.4	1.5

Total liabilities exclusive of liabilities under programs	12.0	15.5

Liabilities under management programs (*)	12.9	14.4

Total stockholders’ equity	11.2	12.7

Total liabilities and stockholders’ equity	$36.1	$42.6

(*)	Liabilities under management programs includes deferred income tax liabilities of $1.8 billion and $2.2 billion as of June 30, 2005 and December 31, 2004, respectively.

Table 6
Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (*)
(In millions)

		June 30,	March 31,	December 31,
Maturity Date		2005	2005	2004
	Net Debt
August 2006	6 7/8% notes	$850	$850	$850
August 2006	4.89% notes	100	100	100
January 2008	6 1/4% notes	798	798	797
March 2010	6 1/4% notes	349	349	349
January 2013	7 3/8% notes	1,191	1,191	1,191
March 2015	7 1/8% notes	250	250	250
November 2009	Revolver borrowings	284	1,310	650
	Commercial paper borrowings	975	-	-
	Net hedging gains (losses) (A)	29	(29)	17
	Other	96	89	126

	Total Debt	4,922	4,908	4,330
	Less: Cash and cash equivalents	623	1,341	467

	Net Debt	$4,299	$3,567	$3,863

	Net Capitalization
	Total Stockholders’ Equity	$11,234	$11,195	$12,695
	Total Debt (per above)	4,922	4,908	4,330

	Total Capitalization	16,156	16,103	17,025
	Less: Cash and cash equivalents	623	1,341	467

	Net Capitalization	$15,533	$14,762	$16,558

	Net Debt to Net Capitalization Ratio (B)	27.7%	24.2%	23.3%

	Total Debt to Total Capitalization Ratio	30.5%	30.5%	25.4%

(*)	Amounts presented herein exclude assets and liabilities under management programs.

(A)
As of June 30, 2005, this balance represents $122 million of net gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense, partially offset by $93 million of mark-to-market adjustments on current interest rate hedges.

(B)	See Table 9 for a description of this ratio.

Table 7
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating Activities
Net cash provided by operating activities exclusive of management programs	$859	$950	$1,156	$1,086
Net cash provided by (used in) operating activities of management programs	176	(370)	442	(160)

Net Cash Provided by Operating Activities	1,035	580	1,598	926

Investing Activities
Property and equipment additions	(115)	(89)	(193)	(180)
Net assets acquired, net of cash acquired, and acquisition-related payments	(1,134)	(214)	(1,589)	(337)
Proceeds received on asset sales	7	6	13	24
Proceeds from disposition of businesses, net of transaction-related payments	7	784	965	826
Other, net	13	1	34	46

Net cash provided by (used in) investing activities exclusive of management programs	(1,222)	488	(770)	379

Management programs:
Net change in program cash	82	1	(61)	145
Net change in investment in vehicles	(1,079)	(1,163)	(2,572)	(2,603)
Net change in relocation receivables	(115)	(34)	(118)	(15)
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	-	(491)	21	(390)
Other, net	(11)	5	(20)	45

	(1,123)	(1,682)	(2,750)	(2,818)

Net Cash Used in Investing Activities	(2,345)	(1,194)	(3,520)	(2,439)

Financing Activities
Proceeds from borrowings	6	-	6	19
Principal payments on borrowings	(26)	(1,106)	(89)	(1,116)
Net change in short-term borrowings	(44)	-	616	-
Issuances of common stock	71	189	191	396
Repurchases of common stock	(229)	(350)	(460)	(962)
Payments of dividends	(96)	(72)	(192)	(144)
Cash reduction due to spin-off of PHH	-	-	(259)	-
Other, net	2	(21)	4	(22)

Net cash used in financing activities exclusive of management programs	(316)	(1,360)	(183)	(1,829)

Management programs:
Proceeds from borrowings	3,137	3,832	6,983	6,871
Principal payments on borrowings	(2,456)	(2,866)	(4,907)	(4,905)
Net change in short-term borrowings	223	785	184	914
Other, net	(6)	(13)	(12)	(17)

	898	1,738	2,248	2,863

Net Cash Provided by Financing Activities	582	378	2,065	1,034

Effect of changes in exchange rates on cash and cash equivalents	(2)	52	(29)	38
Cash provided by discontinued operations	12	103	42	146

Net increase (decrease) in cash and cash equivalents	(718)	(81)	156	(295)
Cash and cash equivalents, beginning of period	1,341	532	467	746

Cash and cash equivalents, end of period	$623	$451	$623	$451

Table 8
Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS (*)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Pretax income	$588	$633	$767	$929
Addback of non-cash depreciation and amortization:
Non-program related	140	113	276	224
Pendings and listings	3	4	6	8
Addback of non-cash valuation charge associated with PHH spin-off	-	-	180	-
Tax payments, net of refunds	(82)	(32)	(104)	(88)
Working capital and other	217	238	44	37
Capital expenditures	(115)	(89)	(193)	(180)
Management programs (A)	(49)	(314)	(60)	(115)

Free Cash Flow	702	553	916	815

Current period acquisitions, net of cash acquired	(1,111)	(175)	(1,504)	(275)
Payments related to prior period acquisitions	(23)	(39)	(85)	(62)
Proceeds from disposition of businesses, net	7	784	965	826
Net repurchases of common stock	(158)	(161)	(269)	(566)
Payment of dividends	(96)	(72)	(192)	(144)
Investments and other (B)	25	135	51	208
Cash reduction due to spin-off of PHH	-	-	(259)	-
Net debt borrowings (repayments)	(64)	(1,106)	533	(1,097)

Net increase (decrease) in cash and cash equivalents (per Table 7)	$(718)	$(81)	$156	$(295)

(*)	See Table 9 for a description of Free Cash Flow.

(A)
Cash flows related to management programs may fluctuate significantly from period to period due to the timing of the underlying transactions. For the three months ended June 30, 2005 and 2004, the net cash flows from the activities of management programs are reflected on Table 7 as follows: (i) net cash provided by (used in) operating activities of $176 million and $(370) million, respectively, (ii) net cash used in investing activities of $1,123 million and $1,682 million, respectively, and (iii) net cash provided by financing activities of $898 million and $1,738 million, respectively. For the six months ended June 30, 2005 and 2004, the net cash flows from the activities of management programs are reflected on Table 7 as follows: (i) net cash provided by (used in) operating activities of $442 million and $(160) million, respectively, (ii) net cash used in investing activities of $2,750 million and $2,818 million, respectively, and (iii) net cash provided by financing activities of $2,248 million and $2,863 million, respectively.

(B)	Represents net cash provided by discontinued operations, the effects of exchange rates on cash and cash equivalents and other investing and financing activities.
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Free Cash Flow (per above)	$702	$553	$916	$815
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management programs	1,123	1,682	2,750	2,818
Financing activities of management programs	(898)	(1,738)	(2,248)	(2,863)
Capital expenditures	115	89	193	180
Proceeds received on asset sales	(7)	(6)	(13)	(24)

Net Cash Provided by Operating Activities (per Table 7)	$1,035	$580	$1,598	$926

	Full Year 2005
	Projected

Free Cash Flow	$1,800 - $2,000
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing and financing activities of management programs	800 - 1,000
Capital expenditures	450 - 500

Net Cash Provided by Operating Activities	$3,050 - $3,500

Table 9
Cendant Corporation and Subsidiaries
Definitions of Non-GAAP Measures
The accompanying press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided below the reasons we present these non-GAAP financial measures and a description of what they represent.

EBITDA
Represents income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation, and it is a factor in measuring performance in our incentive compensation plans. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with generally accepted accounting principles and our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA to pretax income is included in Table 1 and a reconciliation of pretax income to net income is included in Table 2, both of which accompany this press release.

Net Debt to Net Capitalization Ratio
Represents (i) net corporate debt (which reflects total corporate debt adjusted to assume the application of available cash to reduce outstanding indebtedness) divided by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). We believe that this ratio is useful in measuring the Company’s leverage and indicating the strength of its financial condition. We also believe that adjusting corporate debt to assume the application of available cash to reduce outstanding indebtedness eliminates the effect of timing differences relating to the use of debt proceeds. A reconciliation of the “Net Debt to Net Capitalization Ratio” to the appropriate measure recognized under generally accepted accounting principles (Total Debt to Total Capitalization Ratio) is presented in Table 6, which accompanies this press release.

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) the investing and financing activities of our management programs, and (iii) asset sales. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented in Table 8, which accompanies this press release.

Organic Growth
Represents the results of our reportable operating segments excluding the impact of acquisitions and dispositions. We believe that Organic Growth is useful to management and the Company’s investors in evaluating the operating performance of its reportable segments on a comparable basis. We also present Organic EBITDA growth excluding charges associated with the 2005 restructuring activities undertaken following the PHH spin-off and initial public offering of Wright Express. Our management believes this metric is useful in measuring the normalized performance of the Company’s reportable operating segments. The reconciliations of Organic revenue and EBITDA growth to the comparable measures recognized under generally accepted accounting principles are presented in Table 3, which accompanies this press release.

2005 EPS from Continuing Operations before Transaction Related Charges
Represents EPS from Continuing Operations adjusted to exclude the non-cash impairment charge of $0.17 per share and restructuring and transaction-related costs of $0.03 per share. We believe that by providing the calculation of EPS from Continuing Operations both including and excluding these charges, we are enhancing an investor’s ability to analyze our financial results on a comparable basis, thereby providing greater transparency. We also believe that excluding the impairment charge is useful to investors because it is a non-cash charge directly resulting from the spin-off of PHH and will not recur in subsequent periods. EPS from Continuing Operations before Transaction Related Charges should not be considered in isolation or as a substitute for EPS from Continuing Operations prepared in accordance with generally accepted accounting principles. A reconciliation of EPS from Continuing Operations before Transaction Related Charges to the most comparable measure (EPS from Continuing Operations) recognized under generally accepted accounting principles is presented within the body of the accompanying press release.